EXHIBIT 99.1

Galaxy Gaming Expands Into Connecticut

LAS VEGAS, Nov. 4, 2010 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCBB:GLXZ) announced today it has expanded its operations into Connecticut. Connecticut is home to the two largest casinos in North America, Mohegan Sun and Foxwoods Resort Casino. Collectively, the two casinos operate over 730 table games. On November 4, Mohegan Sun converted all ten of its generic Pai Gow Poker tables to Galaxy Gaming's enhanced "Emperor's Challenge" Pai Gow Poker.

"Pai Gow Poker's popularity has been steadily growing here at Mohegan Sun and increasingly, our players have been asking for enhanced versions of the game," said Don Bowen, Director of Table Games for the Mohegan Sun. "After examining different options, our research led us to choose Galaxy Gaming's Emperor's Challenge game. The timing of their expansion plans into Connecticut blended perfectly with our intent to offer our guests the enhanced table games they desire. Although we just converted our games to Emperor's Challenge, I can already tell you our players' response has been extremely favorable."

"We are very proud to be serving the Mohegan Sun with our award winning Emperor's Challenge Pai Gow Poker," expressed Robert Saucier, President and CEO of Galaxy Gaming. "When we met with their executive team earlier this year, we discussed the strategy of establishing a mutually beneficial, long term relationship between our respective organizations. We suggested they start with Emperor's Challenge because we knew they would immediately identify increased profitability. Once they have documented the increased performance from this enhancement, we look forward to introducing them to other Galaxy products which we anticipate will further add to the Mohegan Sun's profitability."

Investor Conference Call

Interested parties are reminded that Galaxy Gaming's executives will host a conference call following the filing of its third quarter financial results for the period ending September 30, 2010. In addition to discussing its financial performance, Company executives will provide updates on the Company's expansion initiatives including the Connecticut and Pennsylvania roll-outs. Details for participating in the call are:

Date: Wednesday, November 10, 2010
Time: 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)
Dial-In Number: (888) 329-8893.
Conference call ID: 6295043.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com), is the world's second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout, Emperor's Challenge, Deuces Wild and Triple Attack Blackjack. In addition, it develops innovative and enhanced electronic wagering platforms and systems such as its Bonus Jackpot System and its Inter-Casino Jackpot Network. Galaxy Gaming distributes its products to casinos throughout North America and on cruise ships worldwide.

Safe Harbor

This release may contain certain "forward-looking statements" relating to the Company's business which may be subject to various factors that may cause actual results to be materially different from those described herein as anticipated, estimated, or expected. The Company disclaims any obligation to update or alter its forward-looking statements.

CONTACT:  Galaxy Gaming
          Robert B. Saucier, CEO
          Andrew Zimmerman, CFO
          702-939-3254
          Fax: 702-939-3255